News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Tom Kaczynski

330-796-6704

FOR IMMEDIATE RELEASE

Goodyear Outlines Plans for Earnings Growth, Reinstates Dividend

- Reconfirms outlook for 2013 segment operating income, cash flow

• Reinstates cash dividend on common stock, announces share repurchase program

• Targets 10% to 15% annual growth in segment operating income through 2016

• Targets annual positive cash flow, excluding pension pre-funding, through 2016

NEW YORK, September 20, 2013 – The Goodyear Tire & Rubber Company at an investor meeting here today will discuss, among other topics, its strategies and goals for the next three years and its capital allocation plan.

Goodyear reconfirmed its outlook for 2013 segment operating income of about $1.5 billion and is targeting annual segment operating income growth of 10 percent to 15 percent through 2016. In addition, the company is targeting positive cash flow, excluding pension pre-funding, through 2016.

The company also announced its capital allocation plan that includes the reinstatement of a quarterly cash dividend on its common stock and a $100 million share repurchase program.

“Our capital allocation plan demonstrates Goodyear’s commitment to creating value for shareholders while maintaining financial flexibility to execute our strategic plan, continuing to strengthen our balance sheet and investing for future growth,” said Chairman and Chief Executive Officer Richard J. Kramer.

He said the company’s ongoing success and confidence in its strategies allow it to provide immediate returns through the common stock dividend and share repurchase program. Goodyear last paid a common stock dividend in December 2002.

Goodyear’s directors have declared a quarterly dividend of 5 cents per share of common stock. The dividend is payable December 1, 2013, to shareholders of record November 1, 2013. The payout represents an annual rate of 20 cents per share. Future dividends will be subject to Board approval.

The share repurchase program authorized by the company’s directors, calls for Goodyear to acquire up to $100 million of its common stock. The repurchases are intended to offset new shares issued under equity compensation programs.

“Driven forward by the disciplined execution of our strategy and building on the growing momentum in our business, the plans we are announcing today put us on a path to achieve consistent earnings growth and value creation,” Kramer said.

The company will host a live webcast of the investor meeting today. The meeting is scheduled to begin at 9 a.m. and is expected to conclude at 11:45 a.m. The financial and other related information that will be presented will be posted on the company’s investor relations Web site: http://investor.goodyear.com.

Investors, members of the media and other interested persons can access the webcast on the Web site or via telephone by calling (800) 895-1085 or (785) 424-1055 before 8:55 a.m. and providing the Conference ID “Goodyear.” A replay will be available by calling (800) 283-5758 or (402) 220-0863. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs approximately 69,000 people and manufactures its products in 52 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear or its products, go to www.goodyear.com/corporate. GT-FN

Use of Forward-Looking Non-GAAP Financial Measures

This press release presents our total segment operating income outlook for 2013 and our targeted total segment operating income growth rate for 2014-16. Total segment operating income is an important financial measure for the company but is not a financial measure defined by U.S. GAAP. Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. We are unable to present a quantitative reconciliation of our forward-looking total segment operating income to Income before Income Taxes, which is the most directly comparable GAAP financial measure, because management cannot reliably predict all of the necessary components of that GAAP financial measure without unreasonable effort. These components could be significant to the calculation of that GAAP financial measure in the future.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully strategic initiatives; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.